Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated August 16, 2006                                    File No.: 333-132319-01
Subject: RMBS NEW ISSUE: $768MM CITICORP 2006-1 **PRICED**

RMBS NEW ISSUE:  $768MM CITICORP 2006-1   ** PRICED **
SYNDICATE:  LEAD - CITI; CO - LEH

Cls     Size     Type     C/E    WAL(c)    Wndw(c)     M/S       Spread    Yield      Cpn      Price
A-1  314.448   FixSeq    13.75    1.00       1-24     Aaa/AAA    edsf+15   5.609     5.956    99.999
A-2   62.749   FixSeq    13.75    2.20      24-30     Aaa/AAA    sw+25     5.563     5.682    99.998
A-3  100.279   FixSeq    13.75    3.00      30-46     Aaa/AAA    sw+36     5.633     5.706    99.999
A-4   90.963   FixSeq    13.75    5.00      46-82     Aaa/AAA    sw+62     5.919     5.939    99.999
A-5   48.330   FixSeq    13.75    7.84      82-95     Aaa/AAA    sw+78     6.147     6.133    99.994 **
A-6   68.530   FixNAS    13.75    6.33      39-95     Aaa/AAA    sw+50     5.832     5.836    99.995
M-1   19.466   FixMez    11.30    5.32      38-95     Aa1/AA+    sw+79     6.097     6.112    99.998
M-2   17.877   FixMez     9.05    5.32      38-95     Aa2/AA     sw+82     6.127     6.142    99.999
M-3   11.124   FixMez     7.65    5.32      37-95     Aa3/AA-    sw+87     6.177     6.191    99.997
M-4    6.356   FixMez     6.85    5.31      37-95     A1/A+      sw+95     6.257     6.270    99.995
M-5    7.548   FixMez     5.90    5.31      37-95     A2/A       sw+105    6.357     6.370    99.999
M-6    5.165   FixMez     5.25    5.31      37-95     A3/A-      sw+115    6.457     6.469    99.998
M-7    5.165   FixMez     4.60    5.31      37-95     A3/BBB+    sw+140    6.707     6.717    99.999
M-8    4.767   FixMez     4.00    5.31      37-95     Baa1/BBB   sw+165    6.957     6.964    99.997
M-9    5.562   FixMez     3.30    5.31      37-95     Baa2/BBB-  sw+225    7.557     7.500    99.754

**Class A-5 Yield/Coupon is net of wrap fees

NB - Expected Settlement: August 30, 2006

The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.